Exhibit 6.5

LETTER OF INTENT

Dated: 8/3/2026

Subject to the execution of a definitive Purchase Agreement (“Agreement”) as hereinafter provided, this nonbinding letter of intent outlines the general terms for the investment proposal of Xchange Ventures, LLC, a Delaware Series limited liability company (hereinafter the “Purchaser”), to purchase certain short-term U.S. Treasury Bills (“T-Bills”) from the Federal Reserve or through the secondary market (hereinafter the “Seller”) using the proceeds of its initial Regulation A securities offering (“Offering”).

The Purchaser proposes the following:

1.	ASSETS TO BE PURCHASED / LIABILITIES TO BE ASSUMED

1.1	The Purchaser, or an investment vehicle created for this purpose, will acquire short-term U.S. Treasury Bills with maturities of up to and including one (1) year (“Purchased Securities”). The Purchased Securities shall be delivered to the Purchaser free and clear of all liens, claims, encumbrances, or adverse interests.

1.2	The Purchaser’s obligations shall be limited solely to payment of the purchase price for the Purchased Securities.

1.3	Purchased Securities include, but are not limited to:

1.3.1	New-issue or secondary-market U.S. Treasury Bills with short-term maturities up to and including one (1) year in length, as designated by the Purchaser.

1.3.2	Any associated rights to receive principal at maturity and any discount-based yield.

1.3.3	Any confirmations, trade tickets, custodial records, or settlement documentation customarily associated with T-Bill transactions.

2.	PURCHASE AMOUNT

2.1	The Purchaser intends to deploy a portion or all net proceeds of its Offering into the Purchased Securities. The aggregate purchase amount shall be determined based on:

2.1.1	the amount of capital raised in the Offering following the deduction of Offering-related expenses,

2.1.2	prevailing Treasury auction or secondary-market pricing, and

2.1.3	the Purchaser’s investment strategy as disclosed in its offering circular.

3.	PURCHASE PRICE

The purchase price for each of the Purchased Securities shall equal the market-determined discount price applicable at the time of trade execution, as established through U.S. Treasury auction results or prevailing secondary-market bid/ask quotations.

4.	ADDITIONAL TERMS AND CONDITIONS

Any additional terms relating to settlement mechanics, custodial arrangements, or trade execution procedures shall be mutually agreed upon and set forth in the Agreement.

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5.	CONTINGENCIES

5.1	This letter of intent is expressly contingent upon:

5.1.1	The Purchaser receiving qualification from the Securities and Exchange Commission to conduct its Offering and receiving sufficient net proceeds to execute the contemplated purchases.

5.1.2	The Purchaser’s completion of due diligence regarding Seller’s trading, settlement, and custodial capabilities.

5.1.3	Verification that the Seller is duly registered and authorized to transact in U.S. Treasury securities.

5.1.4	Execution and delivery of the Agreement containing customary representations, warranties, and covenants.

6.	NO COMPETITIVE RESTRICTIONS

7.	Because the contemplated transaction involves U.S. Treasury securities, both parties understand and agree that no exclusivity or non-compete expectations apply, and each party remains free to engage in similar transactions with other counterparties.

8.	OPERATIONS PENDING CLOSING

The Seller represents that it will maintain all required registrations, licenses, and regulatory approvals necessary to execute the contemplated T-bills transaction.

9.	CLOSING

The parties shall use commercially reasonable efforts to acquire the securities described at 1 promptly following the Purchaser’s receipt of Offering proceeds. The Purchaser may complete the purchase of the Purchased Securities in a single transaction or in multiple transactions.

10.	EXPENSES OF THE PARTIES

Each party shall bear its own legal, accounting, and transactional expenses.

11.	CONFIDENTIALITY OF INFORMATION

All information exchanged between the parties shall be treated as confidential and used solely for evaluating and completing the contemplated transaction, except as required by law or regulatory filings.

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This letter of intent is non-binding, except for Section 11 (Confidentiality), which shall be binding and governed by the laws of the State of Delaware.

PRESENTED BY:

Xchange Ventures, LLC

By:	/s/ Cesar Baez
Name:	Cesar Baez
Title:	Chairman
Date:	8/3/2026

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